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Exhibit 99.1


            WIND RIVER TO ACQUIRE EMBEDDED SUPPORT TOOLS CORPORATION

      ADDITION OF HARDWARE TOOLS AND EXPERTISE EXPANDS WIND RIVER'S PRODUCT
              LINE; STRENGTHENS COMPLETE SOLUTIONS APPROACH

ALAMEDA, Calif./CANTON, Mass.--(BUSINESS WIRE)--Feb. 28, 2000-- Wind River Systems, Inc. (Nasdaq:WIND -news) a leader in embedded development software and services for the Internet era, and Embedded Support Tools Corporation
(EST) today announced a definitive agreement for Wind River to acquire EST, a worldwide provider of integrated hardware and software tools for programming, testing and debugging embedded systems.

Wind River will purchase EST for 6.3 million shares of Wind River stock. The closing of the acquisition is subject to a number of conditions, including approval by the shareholders of EST and obtaining the necessary approvals under applicable antitrust laws. The transaction is expected to be accretive to earnings in the first full year of operations.

For additional information please join the conference call at 8:00 a.m. Pacific Standard Time on February 29, 2000, by calling 800/863-4938 in the U.S. and 706/634-7025 internationally. You may also listen in live via our webcast at www.windriver.com.

Founded in 1989 and headquartered in Canton, Massachusetts, EST now employs over 150 people worldwide. EST is a worldwide provider of integrated hardware and software tools for programming, testing and debugging embedded systems. EST's products enable developers to quickly and reliably program and debug the embedded systems that manufacturers build into their industrial and consumer products.

The acquisition agreement with Wind River foregoes EST's plan for an initial public offering as had been previously filed in a registration statement with the Securities and Exchange Commission. In that statement, EST reported revenues of $28.5 million for the year ended December 31, 1999, up 56% over revenues of $18.3 million in 1998.

"The complexity of today's smart devices combined with time-to-market pressures is driving our customers to increasingly demand both broader and more in-depth embedded computing technology," commented Tom St. Dennis, CEO of Wind River. "EST's products and expertise fill a crucial need for our customers by shortening the development time associated with porting, integrating, and testing our VxWorks-Registered Trademark- and pSOS-Registered Trademark- software systems with custom hardware. We will also be able to support our semiconductor partners with complete end-to-end development solutions, thus ensuring that our common customers have immediate access to the latest hardware and software innovations on the market."

"We are thrilled to be part of the new Wind River, and are confident that as we head into the next wave of Internet computing, our products, people and technologies will play a major role in the company's success," said Peter Dawson, president of EST.

"EST has been a close WindLink-TM- partner for many years, and our hardware-assisted tools are already well integrated with the Tornado-TM-platform. Like Wind River, we believe that delivering start-to-finish solutions from a single source provides tremendous value for our customers, as well as a unique competitive advantage in


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the marketplace."

Peter Dawson will assume the position of vice president and general manager of a new Wind River business unit focused on creating complete solutions targeted at hardware/software integration. Peter will report directly to Tom St. Dennis. Business unit products will include on-chip debug emulators that ease development of low-level software such as device drivers as well as complex embedded application code. Further products will include turnkey hardware and software reference designs incorporating a variety of embedded microprocessors. These development platforms will help customers in their respective industries speed the development of Internet infrastructure products, digital consumer electronic devices, and Internet appliances.

"Wind River is always looking for ways to shorten our customers' time-to-market and improve our core offering," said Curt Schacker, vice president of corporate marketing and business development for Wind River. "Some of our initial success came from having a turnkey software system that could be up and running on a standard hardware board in less than one day. Today, most products using embedded software are built on customized hardware platforms -- but the needs of embedded developers have not changed. The less time it requires to integrate the hardware and software, the shorter the overall development cycle. The addition of EST to the family brings this core competency back to the forefront."
About Embedded Support Tools Corporation

Embedded Support Tools Corp. (www.estc.com) was founded in 1989 by principals with a clear vision for the quickly changing needs of the real-time, embedded microprocessor development community. Armed with that vision, EST Corp. has rapidly become the leading supplier of value-priced and high performance development systems for Motorola's 683xx-TM-, PowerPC-TM-, and ColdFire-Registered Trademark-families. In 1997, the company was listed as one of Inc. Magazines' 500 fastest growing privately held companies. In 1998 EST became the largest supplier of hardware assisted development tools supporting Motorola high-end processors, providing its products and services to customers throughout the world. About Wind River Systems, Inc.

Wind River Systems, Inc. (www.windriver.com) is a worldwide leader in embedded software. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, networking, medical, computer peripherals, automotive, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in fifteen countries worldwide.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, RISKS RELATING TO THE CONSUMMATION OF THE CONTEMPLATED TRANSACTION, INCLUDING THE RISK THAT REQUIRED REGULATORY CLEARANCES OR SHAREHOLDER APPROVAL MIGHT NOT BE OBTAINED IN A TIMELY MANNER OR AT ALL. IN ADDITION, STATEMENTS IN THIS PRESS RELEASE RELATING TO THE EXPECTED BENEFITS OF THE CONTEMPLATED TRANSACTION ARE SUBJECT TO RISKS RELATING TO THE TIMING AND SUCCESSFUL COMPLETION OF TECHNOLOGY AND PRODUCT DEVELOPMENT THROUGH PRODUCTION READINESS, INTEGRATION OF THE TECHNOLOGIES AND BUSINESSES OF WIND RIVER AND EST, UNANTICIPATED EXPENDITURES, CHANGING RELATIONSHIPS WITH CUSTOMERS, SUPPLIERS AND STRATEGIC PARTNERS AND OTHER FACTORS DESCRIBED IN THE MOST RECENT FORM 10-K


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AND OTHER PERIODIC REPORTS FILED BY WIND RIVER, AND AMENDMENT NO. 2 TO THE
FORM S-1 REGISTRATION STATEMENT FILED BY EST, WITH THE SECURITIES AND EXCHANGE COMMISSION. WIND RIVER UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

                                            # # # #

Note to Editors: Wind River, and the Wind River logo are registered trademarks and Tornado is a trademark of Wind River, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.

Contact:
Wind River Systems, Inc.
Pamela Sufi, 510/749-2340 (PR Contact)
pamela.sufi@windriver.com
De Anna Mekwunye, 510/749-2172 (IR Contact) deanna.mekwunye@windriver.com www.windriver.com

or

EST Corp.
Walt Sully, 781/828-5588
walts@estc.com
www.estc.com


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